EXHIBIT 99.1

Explanatory Notes to Unaudited Pro Forma Financial Statement Information

On August 25, 2015 Solitario Exploration & Royalty Corp. (“Solitario”) and Ely Gold & Minerals Inc. (“Ely Gold”, and together with Solitario, the “Sellers”) closed the previously announced transaction to sell their combined interests in Mt. Hamilton, LLC (“MH-LLC”) the owner of the Mt. Hamilton gold project to Waterton Nevada Splitter, LLC, a wholly-owned subsidiary of Waterton Precious Metals Fund II Cayman, LP, for total cash proceeds of US$30 million (the “Transaction”). The Transaction was structured as the sale of the Sellers’ membership interests in Mt. Hamilton LLC (“MH-LLC”), a limited liability company that held 100% of the Mt. Hamilton assets.

Solitario received gross proceeds of $24 million for its 80% interest in MH-LLC (the “Interest”), and DHI Minerals (U.S.) Ltd., Ely Gold’s wholly-owned U.S. subsidiary, received gross proceeds of $6 million for its 20% interest in MH-LLC. Concurrent with the closing of the Transaction, Solitario paid in full its outstanding US$5 million corporate credit facility with RMB Australia Holdings Limited, plus approximately $7,000 in accrued interest and fees.

The following unaudited pro forma balance sheet as of June 30, 2015 presents the financial position of Solitario assuming closing of the Transaction as of the pro forma balance sheet date of June 30, 2015.

Solitario is not presenting pro forma statements of operations for the three and six months ended June 30, 2015 and for the year ended December 31, 2014 for the effect of the sale of Solitario’s Interest in MH-LLC. During the three and six month period ended June 30, 2015 and the year ended December 31, 2014 virtually all of the costs associated with MH-LLC were directly related to the development of the Mt. Hamilton project, which were capitalized to mineral property during all three periods. Accordingly given the assumption of the sale of the Interest on the first day of January 2015 and 2014, respectively, would not have resulted in any material pro forma adjustments to the previously reported operating results for Solitario.

In the opinion of management, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the transactions on the historical financial information of the company. The adjustments set forth in the “Pro Forma Adjustments” column are described in the Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

The sale of Solitario’s Interest in MH-LLC provided approximately $23,200,000 in cash (net of fees and estimated legal and accounting cost related to the sale). Concurrent with the Transaction, Solitario repaid its RMB Loan of $5 million including accrued interest and fees of $7,000. Subsequent to June 30, 2015, but prior to completion of the Transaction, Solitario paid an extension fee to RMB of $50,000, and accrued interest of $37,000, both of which are reflected in the pro forma net proceeds received by Solitario. Solitario has estimated the sale of the Interest will result in a gain of approximately $9,590,000. The sale of the Interest will be taxable to Solitario, and we have assumed the combined federal and state taxes on the sale, net of existing net operating losses, will be approximately $3,631,000 less any tax losses generated during the final six months of 2015.

The unaudited pro forma financial statements for the periods presented do not purport to present what the Company’s results of operations or financial position actually would have been had the transactions occurred on the dates noted above, or to project the Company’s results of operations for any future periods. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual amounts could differ materially from these estimates. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the three and six months ended June 30, 2015.

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SOLITARIO EXPLORATION & ROYALTY CORP.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEETS

(in thousands of U.S. dollars,	As reported			Pro forma
except share and per share amounts)	June 30,	Pro forma		June 30,
Assets	2015	Adjustments	Notes	2015
Current assets:
Cash and cash equivalents	$64	$14,467	A,B	$14,531
Investments in marketable equity securities, at fair value	1,125	-		1,125
Prepaid expenses and other	49	-	A	49
Total current assets	1,238	14,467		15,705

Mineral properties	15,685	(15,666)	A	19
Other assets	1,156	(1,005)	A	151
Total assets	$18,079	$(2,204)		$15,875
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$450	(168)	A	282
Current portion long-term debt, net of discount	4,969	(4,969)	D	-
Other	1	-		1
Total current liabilities	5,420	(5,137)		283

Deferred gain on sale of mineral property	7,000	(7,000)	A, C	-
Warrant liability	34	-		34
Equity:
Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 10,000,000 shares (none issued and outstanding at June 30, 2015 and December 31, 2014)	-	-		-
Common stock, $0.01 par value, authorized 100,000,000 shares (39,314,189 and 39,247,689 shares issued and outstanding at June 30, 2015 and December 31, 2014)	393			393
Additional paid-in capital	54,876			54,876
Accumulated deficit	(47,154)	9,590	A,B	(37,564)
Accumulated other comprehensive loss	(2,147)			(2,147)
Total Solitario shareholders’ equity	5,968	9,590		15,558
Noncontrolling interest	(343)	343	A	-
Total shareholders’ equity	5,625	9,933		15,558
Total liabilities and shareholders’ equity	$18,079	$(2,204)		$15,875

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS

  The assets and liabilities to be sold pursuant to the Transaction:

(in thousands)
Assets

Cash and cash equivalents	(8)
Mineral properties	(15,666)
Other assets	(1,005)
Liabilities
Accounts payable	168
Deferred gain on prior sale of royalty interest (Note C below)	7,000
Noncontrolling interest	(343)

  Net cash to be received from Waterton:

(in thousands)
Gross cash proceeds	$24,000
Maxit Capital fee (C$500), plus estimated legal and accounting costs	(800)
Pre-tax proceeds	23,200
Estimated federal and state taxes	(3,631)
Repayment of RMB, plus interest and fees (see D below)	(5,094)
Net cash proceeds	$14,475

  During 2012, MH-LLC sold a 2.4% royalty on the Mt. Hamilton project for proceeds of $10 million. The royalty includes a guarantee by MH-LLC and Solitario of the repayment of any portion of the $10 million proceeds not paid in royalty payments by December 31, 2022. As a result of this guarantee, MH-LLC, deferred the entire gain on the royalty sale until royalty payments were made. Pursuant to the terms of the MIPA, this guarantee is eliminated on the close of the Transaction.

  Pursuant to the terms of the Transaction, the RMB Loan of $5 million was paid out of the proceeds of the Transaction. The pro forma statements as of June 30, 2015 show the reduction in the outstanding balance of the RMB Loan of $5 million, less the debt discount on that date of $31,000. Subsequent to June 30, 2015, but prior to completion of the Transaction, Solitario paid an extension fee to RMB of $50,000, and accrued interest of $37,000, both of which are reflected in the pro forma net proceeds received by Solitario.